UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 20, 2008 [August 10, 2008]

FACT CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	000-17232 (Commission File Number)	84-0888594 (IRS Employer Identification No.)

1530 - 9 Avenue S.E., Calgary, Alberta, Canada T2G 0T7

 (Address of principal executive offices)               (Zip Code)

(403) 204-0260

Registrant’s telephone number, including area code

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Brad D. Hunsaker to the Board of Directors:

On August 10, 2008, Mr. Hunsaker was appointed to the Board of Directors of FACT Corporation.  Mr. Hunsaker brings forth proven success in general management, marketing and sales with global industry leaders.   His expertise includes strategy development and implementation, change management/restructuring, acquisition integration, alliance development, marketing and sales enhancement and new market expansion, across a broad range of product channels.  Mr. Hunsaker is currently a Global Executive Vice President in Sales and Marketing for SVP Worldwide in LaVergne, Tennessee, a private equity owned company that combined three of the world’s strongest sewing brands – Singer, Husqvarna Viking and Pfaff, and has served that role since September 2005.  From March 2002 to September 2005, Mr. Hunsaker, created a consulting company focused on acquisitions, divestitures and new business creation called HH&C Consultants, LLC in Alpharetta, Georgia, and provided sales and marketing expertise for several acquisitions and divestitures of consumer goods companies.  Mr. Hunsaker has also had career experience with Procter & Gamble, Eastman Kodak and Paragon Trade Brands.

Mr. Hunsaker holds a Masters of Business Administration from University of Utah, Salt Lake City, and a B.S. in Finance, with a minor in Accounting and Economics, from Brigham Young University, Provo, Utah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACT CORPORATION
August 20, 2008	By: /s/ Jacqueline Danforth Jacqueline Danforth President

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